Exhibit 99.1
United Fire Group, Inc. Reports Estimates for Third Quarter 2022 Results
CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS), October 27, 2022 - FOR IMMEDIATE RELEASE

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) announced today that its third quarter 2022 results include estimated pre-tax catastrophe losses of $27 million, representing an impact on the third quarter 2022 GAAP combined ratio of approximately 11.4 percentage points which includes estimated catastrophe losses from Hurricane Ian of approximately $14 million before taxes.

“Our thoughts are with those affected by Hurricane Ian," said UFG President and CEO Kevin Leidwinger. "We are committed to delivering on our promise of protection as we assist our policyholders in taking steps to repair, rebuild and recover from the devastation caused by this catastrophic event. We are grateful to our claims team for their swift response and compassionate service in the wake of Hurricane Ian."

“In addition to higher-than-average catastrophe losses in the third quarter, we were also challenged by rising inflation and volatile financial markets. Despite those challenges, we remain committed to executing our strategic plan to deliver superior performance over the long term."

UFG’s third quarter results were also impacted by increased uncertainty of estimated ultimate losses due to ongoing inflationary pressures. As a result, the GAAP combined ratio is estimated to be in the range of 110% to 114% in the third quarter of 2022.

Declining stock market conditions negatively impacted asset valuations in the Company’s equity portfolio, resulting in a third quarter net loss in the range of $0.89 to $0.93 per diluted share, and an adjusted operating loss in the range of $0.45 to $0.49 per diluted share.

The unaudited loss estimates and other data presented in this release are preliminary, based upon management estimates and subject to the completion of the Company's procedures for the preparation of its unaudited quarterly financial statements. As a result, further adjustments may be made between now and the time financial results for the third quarter are finalized.

UFG will report third quarter 2022 earnings on Wednesday, November 2, 2022, after the close of regular trading on the Nasdaq Stock Market and will host a conference call to discuss financial results at 9 a.m. Central time on Thursday, November 3, 2022.

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG visit www.ufginsurance.com or contact:

Investor Relations or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s),"

Exhibit 99.1
"predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission ("SEC") on February 25, 2022. The risks identified in our Annual Report on Form 10-K and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this release include adjusted operating income (loss). The Company has provided the following definitions and reconciliations of adjusted operating income (loss):

Adjusted operating income (loss): Adjusted operating income (loss) is calculated by excluding net realized investment gains and losses, after applicable federal and state income taxes from net income. Management believes adjusted operating income (loss) is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses. The difference between estimated net loss in the range of $0.89 to $0.93 per diluted share and adjusted operating loss in the range of $0.45 to $0.49 per diluted share in the third quarter of 2022 is estimated after-tax net realized investment losses of $0.44 per diluted share.
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